UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


        Date of Report (Date of earliest event reported): August 17, 2001



                          TAPISTRON INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)



Georgia                             0-20309                      58-1684918
(State or other                   (Commission                 (I.R.S. Employer
jurisdiction                      File Number)               Identification No.)
of incorporation)



     6203 Alabama Highway; Ringgold, Georgia                     30736-1067
     (Address of principal executive offices)                    (Zip Code)



                                 (706) 965-9300
              (Registrant's telephone number, including area code)


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Item 2. Acquistion or Disposal of Assets.

Sale of Substantially all of the Company's Assets. On August 31, 2001, the Company sold substantially all of its assets, including all of its patents, trademarks, trade names, and other intellectual property, to CYP Technologies, LLC pursuant to the terms of an Asset Purchase Agreement signed by the parties on June 29, 2001, and as approved by Order of the U.S. Bankruptcy Court for the Eastern District of Tennessee on August 24, 2001. The total purchase price paid at closing was $2,141,686.16.

Item 5. Other Events.

Election of Bruce C. Elliston as President and Chief Executive Officer. Bruce C. Elliston was unanimously elected as the Company's President and Chief Executive Officer on August 17, 2001, following Mr. Hardeman's resignation. Mr. Elliston formerly served as the Company's Executive Vice President and Secretary. He resigned both positions to serve as the Company's President and CEO.
Election of Henry Christopher as Secretary. Henry Christopher was unanimously elected as the Company's Secretary on August 17, 2001, to fill the vacancy in the office created by Mr. Elliston's resignation. Mr. Christopher also serves on the Company's Board of Directors.


Item 6. Resignations of Registrant's Directors.

Resignation of Board Member and Chief Executive Officer. Rodney C. Hardeman, Jr. resigned as the Company's Chief Executive Officer and as a Board Member by letter addressed to the Board of Directors dated August 17, 2001, and effective as of the 17th. His letter explained that his resignation was "to pursue interests which I see are in the best interests of Tapistron, its' staff and shareholders."

                                   Signatures


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       Tapistron International, Inc.
                                       (Registrant)


September 5, 2001                      By  /s/ Bruce C.Elliston
                                           ----------------------------------
                                               Bruce C. Elliston,
                                               President and CEO